UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [   ]

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[ ]	Preliminary Proxy Statement
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[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-11(c) or sec. 240.14a-12

GIGA-TRONICS INCORPORATED
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Giga-tronics Incorporated
4650 Norris Canyon Road
San Ramon, California 94583
(925) 328-4650

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders:

A Special Meeting of Shareholders of Giga-tronics Incorporated will be held at 9:30 a.m., local time, on Tuesday, February 7, 2012, at the Giga-tronics executive offices, at 4650 Norris Canyon Road, San Ramon, California, for the following purposes:

1.	To approve the exercise of a warrant issued by the Company to Alara Capital AVI II, LLC by Alara Capital or any subsequent holder or holders; and

2.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on December 13, 2011 will be entitled to vote at this meeting, or any adjournment of this meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING REGARDLESS OF THE NUMBER YOU HOLD.  PLEASE DATE, SIGN, VOTE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED, PREPAID ENVELOPE.

By Order of the Board of Directors,

/s/ Patrick J. Lawlor
Patrick J. Lawlor
Corporate Secretary
San Ramon, California
December 30, 2011

These materials are first being sent to shareholders on or about December 30, 2011

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on February 7, 2012:  This Proxy Statement is available for viewing, printing and downloading at www.gigatronics.com under the tab “Investor Relations”.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE
SPECIAL MEETING

Questions About these Proxy Materials and the Meeting

Why am I receiving these materials?

Our Board of Directors is providing these proxy materials to you in connection with the Special Meeting of Shareholders of Giga-tronics Incorporated (the “Company”) to be held on February 7, 2012.  As a shareholder of our common stock, you are invited to attend the meeting and are entitled to and requested to vote on the proposal described in this proxy statement.

Who is soliciting my vote pursuant to this proxy statement?

Our Board of Directors is soliciting your vote at the meeting.  In addition, certain of our officers and employees may solicit, or be deemed to be soliciting, your vote.

What am I voting on?

You are being asked to approve the exercise of a warrant to purchase 848,684 shares of the Company’s common stock (the “Warrant”) issued by the Company to Alara Capital AVI II, LLC, a Delaware limited liability company (“Alara Capital”), under the terms of a Securities Purchase Agreement dated October 31, 2011 by Alara Capital or any subsequent holder or holders.  We refer to this as the Warrant Proposal.  By the terms of the Warrant it can be exercised only if the holders of the Company’s common stock vote to approve such exercise.

What are the general terms of the Warrant?

The Warrant entitles to holder, currently Alara Capital, to purchase up to 848,684 shares of common stock of the Company.  The exercise price of the Warrant is $3.30 per share, subject to antidilution adjustments for stock splits, stock dividends, reclassifications and similar events.  The Warrant becomes exercisable on the date that shareholders approve the Warrant Proposal and ceases to be exercisable 30 months after it becomes exercisable.  See “Proposal 1 –Terms of the Warrant”.

Who is entitled to vote?

Only shareholders of record of our common stock at the close of business on December 13, 2011 are entitled to vote at the meeting.  We refer to this date as the “record date.”

How many shares are eligible to be voted?

As of the record date of December 13, 2011 we had 5,023,782 shares of common stock outstanding.

In addition, as of the record date there were 9,997 shares of our Series B Convertible Voting Perpetual Preferred Stock (“Preferred Stock”) outstanding.  Generally each share of Preferred Stock is currently entitled to vote together with the common stock at a rate of 100 votes per share.  Therefore holders of Preferred Stock generally have the power to cast an aggregate 999,700 votes on matters submitted to shareholders.  However, in accordance with the rules of the Nasdaq Stock Market, the 9,997 shares of our Preferred Stock will not be counted in determining whether shareholders have approved the Warrant Proposal and, under California law, will be treated as if they were not outstanding for purposes of determining whether a quorum is present.

How many votes do I have?

Holders of common stock are entitled to one vote, in person or by proxy, for each share of common stock outstanding in his or her name on the books of the Company as of the record date for the meeting on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares are entitled to be voted cumulatively.  Directors will not be elected at the meeting.

How many shares of common stock must be represented at the meeting in order to conduct the meeting?

California law provides that any shareholder action at a meeting requires a quorum. A quorum for the Warrant Proposal will consist of a majority of our outstanding common shares that are entitled to vote on the Warranty Proposal at the meeting.  Therefore, at the meeting, the presence, in person or by proxy, of the holders common shares with the power to cast at least 2,511,891 votes will be required to establish a quorum. Shareholders of record who are present at the meeting in person or by proxy and who abstain are considered shareholders who are present and entitled to vote and will count towards the establishment of a quorum.  Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exists.  A “broker non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal, such as the Warrant Proposal, because the broker or nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

How many votes are required to approve the Warrant Proposal?

Under California law, approval of the Warrant Proposal requires the affirmative vote of a majority of the shares present at the meeting and voting (which shares voting affirmatively also constitute a majority of the required quorum).  If a quorum is present, the failure to vote will not affect whether this proposal is approved.  If a majority of the shares required to constitute a quorum vote in favor of the proposal, abstentions and broker-non-votes will have no effect on the outcome of voting.  But if the number of shares voting in favor of the Warrant Proposal, though a majority of the shares represented and voting, does not constitute a majority of the shares required to constitute a quorum, then abstentions and broker non-votes will have the same effect as votes against the proposal.

Nasdaq also requires for purposes of its Marketplace Rules that under these circumstances, the Warrant Proposal be approved by holders of a majority of shares of common stock present and voting at the meeting, excluding the vote of the Preferred Shares sold to Alara Capital.  Therefore, at least a majority of the outstanding shares of common stock must be present at the meeting and a majority of those holders present must vote in favor of the Warrant Proposal.

How may I cast my vote?

If you are a shareholder of record:  You may vote by one of the following methods (as instructed on the enclosed proxy card):

1.  In person at the meeting,

2.  By mail.

Whichever method you use, the proxies identified on the proxy card will vote the shares of which you are a shareholder of record in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, the proxies will vote the shares as recommended by our Board of Directors.

If you own your shares in “street name,” that is, through a brokerage account or in another nominee form:

You must provide instructions to the broker or nominee as to how your shares should be voted. Brokers do not have the discretion to vote on the Warrant Proposal and will only vote on this proposal at the direction of the underlying beneficial owners of the shares of common stock. Accordingly, if you do not instruct your broker to vote your shares, your broker will not have the discretion to vote your shares on the Warrant Proposal.

Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive your proxy card. If you own your shares in this manner, you cannot vote in person at the meeting unless you receive a proxy allowing you to vote at the meeting from the broker or the nominee, and you bring the proxy to the meeting.

If you hold your shares in “street name” through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available.

How may I revoke or change my vote?

If you are the record owner of your shares, you may revoke your proxy at any time before it is voted at the meeting by submitting a new proxy card; delivering written notice to our Secretary prior to February 7, 2012, stating that you are revoking your proxy; or attending the meeting and voting your shares in person. Please note that attendance at the meeting will not, in itself, constitute revocation of your proxy.

Who may attend the meeting?

All shareholders who owned shares of our common stock on December 13, 2011, may attend the meeting.  You may indicate on the enclosed proxy card if you plan to attend the meeting.

How will voting on any other business be conducted?

We do not know of any business to be considered at the meeting other than the Warrant Proposal.  If any other matters should arise at the meeting, your proxy gives the proxy holders authority to vote on these matters in their discretion.  For example, if we decide to adjourn the meeting one or more times for the purpose of soliciting additional proxies on the Warrant Proposal, the proxy holders will have authority to vote your shares in favor of such an adjournment unless you have voted against the Warrant Proposal.

Where and when will I be able to find the results of the voting?

The results of the voting will be announced at the meeting.  We will also publish the final results in a current report on Form 8-K to be filed with the Securities and Exchange Commission within four business days after the conclusion of the meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy.  Your vote will not be disclosed either within the Company or to third parties except:

•	as necessary to meet applicable legal requirements,
•	to allow for the counting and certification of votes, or
•	to help our Board solicit proxies.

Who is paying for the costs of this proxy solicitation?

The Company will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies.  In addition to mailing these materials, officers and regular employees of the Company may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication.  We will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation.

Who will count the votes?

Eagle Rock Proxy Advisors will receive and tabulate the ballots and proxies.

What happens if the meeting is postponed or adjourned?

Your proxy will still be effective and may be voted at the rescheduled meeting. You will still be able to change or revoke your proxy until it is voted.

Who should I call if I have questions or need assistance voting my shares?

Please call Patrick Lawlor, our Corporate Secretary, at (925) 328-4656.

Questions About the Warrant

What securities did the Company issue in the sale to Alara Capital in addition to the Warrant?

On October 31, 2011, the Company entered into a Securities Purchase Agreement with Alara Capital.  In the Stock Purchase Agreement, the Company agreed to sell 9,997 shares of its Series B Convertible Voting Perpetual Preferred Stock to Alara Capital for aggregate consideration of $2,199,340, which is $220 per share and to issue the Warrant.  The Preferred Stock is convertible to common stock at the price of $2.20 per share, subject to adjustment.  The Company and Alara Capital completed this sale on November 10, 2011.  The sale was made as a private placement that was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to an exemption under Section 4(2) thereof.  For more information about the Company’s sale of securities to Alara Capital, please see “Proposal 1 – Terms of the Investment and the Preferred Stock.”

Why did the Company sell the Preferred Stock?

We sold the Preferred Stock to Alara Capital to raise capital that we intend to use to fund increased research and development, which we believe is necessary for the Company to maintain and improve its competitive position and financial performance.

Why is the Company seeking shareholder approval for the Warrant Proposal?

Because our common stock is listed on the Nasdaq Global Market, we are subject to Nasdaq’s rules.  Rule 5635 of the Nasdaq Marketplace Rules requires that a company’s shareholders approve the issuance of securities in a private placement if (i) the common stock (or securities convertible to common stock) to be issued has, or will have upon issuance, voting power equal to 20% or more of the voting power outstanding before the issuance or (ii)  the number of shares of common stock to be issued is, or will be upon issuance, equal to 20% or more of the number of shares of common stock outstanding before the issuance, unless in the case (i) and (ii) the sale price or conversion price is greater than the pre-transaction trading price as reported on Nasdaq or the book value per share, whichever is greater, or (iii) the issuance would result in a change of control of the Company.  Generally, Nasdaq considers the issuance of 20% or more of a company’s common stock to a single holder to be a change of control.

When combined with its 9,997 shares of Preferred Stock, 848,684 shares of common stock acquired upon exercise of the Warrant would grant Alara Capital approximately 26.9% of the outstanding voting power of the Company, with or without conversion of the Preferred Stock to common stock.  This percentage is deemed to grant control under Nasdaq rules.  Therefore, the Warrant’s exercise requires shareholder approval under this Nasdaq rule because the exercise would result in an acquisition of control by Alara Capital.  In addition, while the exercise price of $3.30 per share for the Warrant and the conversion price of the Preferred Stock of $2.20 per share are each above the trading price of the Company’s common stock on Nasdaq on October 31, 2011, the date that the Company entered into the Stock Purchase Agreement, these prices are below the book value per common share on that date, which was approximately $4.56 per share.  Accordingly, the exercise of the Warrant also requires shareholder approval under Nasdaq’s rules because the shares issuable upon exercise of the Warrant combined with the shares of common stock issuable upon conversion of the Preferred Shares represent the sale of more than 20% of the number of shares of common stock outstanding before the sale of the Preferred Stock and the Warrant and at an average price that is less than the book value per share.

When will the exercise of the Warrant occur?

Assuming shareholders approve the exercise of the Warrant, the holder of the Warrant can elect to exercise the Warrant at any time after shareholder approval, until the Warrant expires 30 months later.  The holder of the Warrant can exercise the Warrant in its entirety or may exercise the Warrant in part, once or several times.  The Company cannot compel the holder to exercise the Warrant.

Why is our Board of Directors recommending approval of the Warrant Proposal?

The Company negotiated an exercise price of $3.30 per share of common stock.  This price was substantially higher than the market price of the Company’s common stock on the date of the Securities Purchase Agreement, which was $1.35.  Exercise in full of the Warrant by payment of the exercise price in cash would generate approximately $2,800,657 of additional capital, which the Company could use to fund additional research and development to improve its existing products and develop new products.  Alara Capital has shown confidence in the Company by purchasing the Preferred Stock with relatively nominal preferences over common stock at a price in excess of recent market prices for the common stock.  The Company believes it was fair to grant the Warrant to Alara Capital as an incentive to purchase common stock at an even higher price and, accordingly, agreed to present the Warrant Proposal to the Company’s shareholders and to recommend that shareholders approve the proposal.  Even with shareholder approval, the Warrant will have little value to Alara Capital or any subsequent holder of holders unless the market price for the Company’s common stock equals or exceeds $3.30.  Existing common shareholders will benefit substantially if the market price increases from its level of $1.54 as of December 23, 2011 to $3.30 per share.

Accordingly, our Board of Directors recommends that shareholders vote “FOR” the Warrant Proposal, to authorize the exercise of the Warrant by the holder.

What happens if shareholders approve the Warrant Proposal?

If holders of common stock approve the exercise of the Warrant at the meeting, (1) Alara Capital (or any subsequent holder or holders) will have the right to exercise the Warrant to purchase up to 868,684 shares of the Company’s common stock at an exercise price of $3.30 per share and (2) the Company would be obligated to file and keep effective a registration statement for the resale of the shares of common stock acquired by exercise of the Warrant.

What happens if shareholders do not approve the Warrant Proposal?

If holders of our common stock do not approve the exercise of the Warrant at the meeting, Alara Capital or the subsequent holder of the Warrant will not have the right to exercise the Warrant.  We are required to file and keep effective a registration statement for resale of shares of common stock issuable upon conversion of the Preferred Stock regardless of the outcome of the vote on the Warrant Proposal.

PROPOSAL 1

APPROVAL OF THE EXERCISE OF A WARRANT TO PURCHASE 848,684 SHARES OF COMMON STOCK ISSUED BY THE COMPANY TO
ALARA CAPITAL AVI II, LLC.

At the meeting, shareholders will be asked to approve the exercisability of a warrant to purchase 848,684 shares of the Company’s common stock by Alara Capital or any subsequent holder or holders.

Background

On October 31, 2011, the Company entered into a Securities Purchase Agreement with Alara Capital.  As contemplated by this agreement, the Company issued 9,997 shares of its new Series B Convertible Voting Perpetual Preferred Stock to Alara Capital for aggregate consideration of $2,199,340, at a price of $220 per share of Preferred Stock on November 10, 2011.  Under the terms of the Securities Purchase Agreement, the Company also issued to Alara Capital a warrant to purchase of up to 848,684 additional shares of common stock of the Company for $3.30 per share.  This warrant is the Warrant that is the subject of the Warrant Proposal.  The Warrant will become exercisable only if the Warrant Proposal is approved by holders of our common stock.

Terms of the Investment and the Preferred Stock

Each share of Preferred Stock is initially convertible at the option of the holder into 100 shares of the Company’s common stock.  The conversion ratio is subject to customary adjustments for stock splits, stock dividends, recapitalizations and similar transactions.  If all shares of Preferred Stock were immediately converted, holders of such shares would acquire 999,700 shares of common stock of the Company, or 16.6% of the pro forma number of shares of common stock that would be outstanding if the conversion had occurred on the record date.  Each share of Preferred Stock has a liquidation preference of $231, equal to 105% of the purchase price.  If the Company pays a dividend on its common stock, it is required to pay a dividend on the Preferred Stock equal to 110% until December 31, 2013, and thereafter equal to 100%, of the cash dividend that would be payable on the number of shares of common stock into which each share of Preferred Stock is then convertible.  The Preferred Stock generally votes together with the common stock, on an as-converted basis, on each matter submitted to the vote or approval of the holders of common stock, and votes as a separate class with respect to certain actions that adversely affect the rights of the Preferred Stock and on other matters as required by law.  In the Investor Rights Agreement described below, Alara Capital agreed, with respect to certain matters on which preferred shareholders are given class voting rights under California law, to vote the Preferred Stock (i) in favor of a matter if the shares of common stock and Preferred Shares voting together as a single class have voted for such matter or (ii) against a matter if the shares of common stock and Preferred Shares voting as a single class have voted against such matter.

Under the Securities Purchase Agreement, the Company is obligated to call a special meeting of shareholders to approve the exercise of the Warrant as required by Section 5635 of the Nasdaq Marketplace Rules as promptly as practicable and in any event within 90 days after closing and to recommend that shareholders vote for such approval.  In accordance with the terms of the Securities Purchase Agreement, each of the Company’s directors and executive officers signed a Voting Agreement in which he agreed to vote his common stock in favor of permitting the exercise of the Warrant by Alara Capital or any subsequent holder or holders.

In accordance with the terms of the Securities Purchase Agreement, the Company and Alara Capital also entered into an Investor Rights Agreement on October 31, 2011.  Under this agreement, the Company agreed (i) to file certain SEC registration statements covering the resale of common stock of the Company that Alara Capital may acquire upon conversion of the Preferred Stock or exercise of the Warrant; (ii) to give Alara Capital a right of first refusal to participate in any future offer or sale of equity securities by the Company on a pro rata basis; and (iii) to appoint two persons nominated by Alara Capital to the Company’s board of directors.  The Company has no pending plans to offer or sell additional equity securities.

Pursuant to the Investor Rights Agreement, the Company’s board of directors has increased the number of directors to seven and has appointed two persons nominated by Alara Capital to the Company’s board of directors.  Those persons are W. Joseph Thompson and Lutz P. Henckels.  Dr. Thompson is a partner with Alara Capital.  Dr. Henckels is a managing member of Alara Capital and the former CEO of LeCroy Corporation and Synthesis Research.  Pursuant to the terms of the Investor Rights Agreement, Alara Capital’s two director candidates will also be nominated for election at the Company’s 2012 annual meeting of shareholders.

Terms of the Warrant

The Warrant is the warrant that is the subject of the Warrant Proposal.  Subject to shareholder approval of the Warrant Proposal, the Warrant allows the holder to purchase up to 848,684 additional shares of common stock of the Company for $3.30 per share, subject to antidilution adjustments for stock splits, stock dividends, reclassifications and similar events.  The exercise price must be paid in cash; however, if there is no effective SEC registration statement at the time it is exercised, the holder may elect to exercise the Warrant by means of a “cashless exercise” where the exercise price would be paid by having the Company withhold the number of shares of the Company’s common stock that would otherwise be delivered upon exercise of the Warrant having the market value equal to the exercise price and, in such a case, the Company would not receive any cash with respect to such exercise.  A cashless exercise would result in the issuance of fewer shares since some shares would be withheld on account of the exercise price; the exact number would depend on the market value of the Company’s common stock at the time of exercise.  The Company has agreed to file such a registration statement, but this obligation is suspended during any period when the Company is not eligible to file a registration on Form S-3.  The Company is not currently eligible to file on Form S-3 but expects to regain eligibility during 2012.  The Company intends to file a registration statement covering the release of the shares of common stock issuable upon exercise of the Warrant as required by the Investor Rights Agreement.  The Warrant will cease to be exercisable 30 months after the date that the Company has received the shareholder approval necessary to approve the exercise of the Warrant for purposes of the Nasdaq Marketplace Rules, as contemplated by the Securities Purchase Agreement.

Shareholder Approval

The purpose of the Warrant Proposal is to satisfy the Company’s obligations under the Stock Purchase Agreement entered into with Alara Capital in connection with its sale and issuance of the Preferred Stock to allow exercise of the Warrant by Alara Capital or a subsequent holder or holders, for shares of common stock in accordance with the terms of the Stock Purchase Agreement in compliance with the Nasdaq’s rules.

Because our common stock is listed on the Nasdaq Global Market, we are subject to Nasdaq’s rules.  Section 5635 of the Nasdaq Marketplace Rules requires that a company’s common shareholders approve the issuance of securities in a private placement if (i) the common stock (or securities convertible to common stock) to be issued has, or will have upon issuance, voting power equal to 20% or more of the voting power outstanding before the issuance or (ii)  the number of shares of common stock to be issued is, or will be upon issuance, equal to 20% or more of the number of shares of common stock outstanding before the issuance, unless in the case (i) and (ii) the sale or conversion price is greater than the pre-transaction trading price as reported on Nasdaq or the book value per share, whichever is greater, or (iii) the issuance would result in a change of control of the company.  Generally, Nasdaq considers the acquisition of 20% or more of a company’s common stock by a single holder to be a change of control.

When combined with its 9,997 shares of Preferred Stock, 848,684 shares of common stock acquired upon exercise of the Warrant would grant Alara Capital approximately 26.9% of the outstanding voting power of the Company, with or without conversion of the Preferred Stock to common stock.  This percentage is deemed to grant control under Nasdaq rules.  Therefore, the Warrant’s exercise requires shareholder approval under this Nasdaq rule because the exercise would result in an acquisition of control by Alara Capital.  In addition, while the exercise price of $3.30 per share for the Warrant and the conversion price of the Preferred Stock of $2.20 per share are each above the trading price of the Company’s common stock on Nasdaq on October 31, 2011, the date that the Company entered into the Securities Purchase Agreement, these prices are below the last reported book value per common share on that date, which was approximately $4.56.  Accordingly, the exercise of the Warrant requires shareholder approval under Nasdaq’s rules because the shares issuable upon exercise of the Warrant combined with the shares of common stock issuable upon conversion of the Preferred Shares represent the sale of more than 20% of the number of shares of common stock outstanding before the sale of the Preferred Stock and the Warrant at an average price per share that is less than the last reported book value per share.

The Warrant Proposal must be approved by a majority of the common shares entitled to vote and represented at the meeting, provided that the common shares present at the meeting constitute at least a quorum or majority of the outstanding common shares.  Holders of the Preferred Stock are generally entitled to vote together with holders of the Company’s common stock on all matters submitted to a vote of the shareholders.  However, Nasdaq’s rules require that the shareholder approval be by a vote excluding holders of the Preferred Stock.  Accordingly, because the purpose of the Warrant Proposal is to satisfy Nasdaq’s rules, the Preferred Shares will not be entitled to vote on the matter.

Consequences if the Warrant Proposal is Approved

Increase in Capital.  If shareholders approve the Warrant Proposal and Alara Capital or a subsequent holder exercises the Warrant in full by paying the exercise price in cash, the Company would issue 848,684 additional shares common stock at the exercise price of $3.30 per share, resulting in $2,800,657 in additional capital, which the Company could use to fund additional research and development to improve its existing products and develop new products and for other corporate purposes.  The Company will not receive any capital upon exercise of the Warrant if it has not filed the required registration statement and the holder elects to employ the cashless exercise method for a lesser number of shares as described above under “Terms of the Warrant.”

Potential Dilution.  If shareholders approve the Warrant Proposal and Alara Capital or a subsequent holder exercises the Warrant, the Company would issue up to 848,684 additional shares of common stock upon exercise, which is equal to approximately 8.3% of the outstanding shares of common stock as of the record date on a pro forma basis.  As a result, existing shareholders would incur substantial dilution to their voting interests and would own a smaller percentage of the outstanding common stock. A cashless exercise would result in less dilution of voting interests and ownership percentage.

Concentration of Ownership.  Alara Capital currently owns Preferred Shares convertible into approximately 16.6% of the outstanding common stock on a pro forma basis and is the single largest shareholder.  If shareholders approve the Warrant Proposal, the Warrant would permit Alara Capital to acquire an additional 848,684 shares of common stock.  If Alara Capital exercised the Warrant in its entirety, it would own 1,848,384 shares of the common stock or approximately 26.9% of the total number of shares of common stock outstanding on a pro forma basis, based on the number of shares currently owned by Alara Capital and currently outstanding.  As a result, Alara Capital will be able to exercise some influence over any future actions requiring shareholder approval as well as the election of directors.

Consequences if the Warrant Proposal is Not Approved

If holders of common stock do not approve the Warrant Proposal at the meeting, neither Alara Capital nor any subsequent holder will have the right to exercise the Warrant.  The Company could seek shareholder approval again at a later shareholder meeting, but it is not required to do so.

The failure of the shareholders to approve the Warrant Proposal would have no impact on the Preferred Stock or the Investor Rights Agreement.

Certain Pro Forma Information

The table below sets forth certain selected unaudited information as of September 24, 2011 (the Company’s most recently completed quarter end) and the three and six month periods then ended and on a pro forma basis to give effect to the sale of Preferred Stock and issuance of the Warrant, as if the following had occurred:

(i)	the Preferred Stock had been issued as of such date;
(ii)	in case of net income (loss) per share, the Preferred Stock had been converted to common stock as of such date;
(iii)	the Warrant had been exercised in cash in full for additional shares of common stock as of such date.

No assurance can be given that the pro forma results shown below would have been achieved if the Preferred Stock had been issued and converted and the Warrant issued and exercised as of the date indicated.  The increase in capital upon exercise of the Warrant assumes that the warrant will be exercised in full for cash and that the holder will not be able to engage in a “cashless exercise” of the Warrant.

	September 24, 2011 (unaudited)
In thousands except share and per share data	Actual	Issuance of Preferred Stock	Pro forma to reflect issuance of preferred stock	Exercise of Warrant	Pro forma to reflect exercise of Warrant

Shareholders’ equity		(1)
Preferred stock	$-	$1,997	$1,997	$-	$1,997
Common stock	14,643	-	14,643	2,801	17,444
Retained earnings	8,282	-	8,282	-	8,282
Total shareholders equity	22,925	1,997	24,922	2,801	27,723

Net income (loss) for three months ended	$(287)		$(287)		$(287)
Net income (loss) for six months ended	(754)		(754)		(754)

Per share information
Book value per common share*	$4.56	$(0.42)	$4.14	$(0.11)	$4.03
Earnings (loss) per common share*, basic and diluted, for three months ended	(0.06)	0.01	(0.05)	0.01	(0.04)
Earnings (loss) per common share*, basic and diluted, for six months ended	(0.15)	0.02	(0.13)	0.02	0.11

Voting power
Preferred stock	-	999,700	999,700		999,700
Common stock	5,023,782	-	5,023,782	848,684	5,872,466
Combined voting power	5,023,782	999,700	6,023,482	848,684	6,872,166
Percentage held by preferred stock			16.6%		14.5%
Percentage held by warrant common stock					12.3%
Combined percentage held by preferred and warrant common stock			16.6%		26.9%
Percentage held by existing common stock			83.4%		73.1%

* Pro forma per common share information assumes conversion of the Preferred Stock to common stock.
(1) Net of stock offering cost of $202,500

Recommendation of the Board of Directors

The Company negotiated an exercise price for the Warrant of $3.30 per share of common stock.  This price was substantially higher than the market price of the Company’s common stock on the date of the Securities Purchase Agreement, which was $1.35.  Exercise in full of the Warrant by paying the exercise price in cash would generate approximately $2,800,657 of additional capital, which the Company could use to fund additional research and development to improve its existing products and develop new products.  Alara Capital has shown confidence in the Company by purchasing the Preferred Stock with relatively nominal preferences over the common stock at a price in excess of recent market prices for the common stock.  Even with shareholder approval, the Warrant will have little value to Alara Capital or any subsequent holder or holders unless the market price for the Company’s common stock equals or exceeds $3.30.  Existing common shareholders will benefit substantially if the market price increases from its level $1.54 as of December 23, 2011 to $3.30 or more per share.

The Company believes that it was fair to provide an incentive to Alara Capital to purchase the Preferred Stock by granting the Warrant to purchase common stock at a price significantly above the market price and, accordingly, agreed to present the Warrant Proposal to the Company’s shareholders and to recommend that shareholders approve the proposal.  In addition, members of the board of directors have agreed to vote their own shares in favor of the Warrant Proposal, in agreement with Alara Capital.

Accordingly, our Board of Directors recommends that shareholders vote “FOR” the Warrant Proposal, to authorize the exercise of the Warrant issued to Alara Capital by Alara Capital or any subsequent holder or holders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 1.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Stock Ownership of Management

The table below includes information as of December 13, 2011, concerning the beneficial ownership of the Company’s common stock by each director and executive officer of the Company and all directors and executive officers of the Company as a group:

Name of Beneficial Owner	Position with the Company	Amount and Nature of Beneficial Ownership	Percentage of Total Outstanding Common Stock

George H. Bruns, Jr. 4650 Norris Canyon Road San Ramon, CA 94583	Director	310,273 (1)	5.07%
James A. Cole 2291 Melford Court Thousand Oaks, CA 91361	Director	106,094 (2)	1.73
Garrett A. Garrettson P.O. Box 157 Pebble Beach, CA 93953	Chairman of the Board	16,250 (3)	0.27
Kenneth A. Harvey 4650 Norris Canyon Road San Ramon, CA 94583	Director	23,054 (4)	.38
Lutz P. Henckels 1045 First Avenue King of Prussia, PA 19406	Director	999,700 (5)	16.35
Patrick J. Lawlor 4650 Norris Canyon Road San Ramon, CA 94583	Vice President Finance and Chief Financial Officer	128,430 (6)	2.09
Malcolm E. Levy 4650 Norris Canyon Road San Ramon, CA 94583	Executive Vice President, Sales	62,200 (7)	1.01
Jeffrey T. Lum 4650 Norris Canyon Road San Ramon, CA 94583	Chief Technical Officer	39,614 (8)	0.65
John R. Regazzi 4650 Norris Canyon Road San Ramon, CA 94583	President and Chief Executive Officer	117,500 (9)	1.92
W. Joseph Thompson 1045 First Avenue King of Prussia, PA 19406	Director	999,700 (10)	16.35
All executive officers and directors as a group (10 persons, including those above)		803,415 (11)	13.14%

(1)	Includes 22,163 shares owned by the Bruns Company; 280,610 shares owned directly and 7,500 shares issuable under options exercisable within 60 days of December 13, 2011.
(2)	Includes 7,500 shares issuable under options exercisable within 60 days of December 13, 2011.
(3)	Includes 11,250 shares issuable under options exercisable within 60 days of December 13, 2011.
(4)	Includes 7,500 shares issuable under options exercisable within 60 days of December 13, 2011.
(5)
Includes no shares issuable under options exercisable within 60 days of December 13, 2011.  Also includes 999,700 shares beneficially owned by Alara Capital with respect to which Mr. Henckels shares voting and dispositive power as a managing member of Alara Capital as set forth in the following table and the accompanying footnote.

(6)	Includes 35,000 shares issuable under options exercisable within 60 days of December 13, 2011.
(7)	Includes 60,000 shares issuable under options exercisable within 60 days of December 13, 2011.
(8)	Includes 26,250 shares issuable under options exercisable within 60 days of December 13, 2011.
(9)	Includes 6,500 shares issuable under options exercisable within 60 days of December 13, 2011.
(10)
Includes no shares issuable under options exercisable within 60 days of December 13, 2011.  Also includes 999,700 shares beneficially owned by Alara Capital with respect to which Mr. Thompson shares voting and dispositive power as a managing member of Alara Capital as set forth in the following table and the accompanying footnote.

(11)
Includes 161,500 shares issuable under options exercisable within 60 days of December 13, 2011.  Excludes 999,700 shares beneficially owned by Alara Capital as set forth in the table and accompanying footnote.

Stock Ownership of Certain Beneficial Owners

The table below includes information as of December 13, 2011, concerning the beneficial ownership of the Company’s common stock for each person known by the Company to own beneficially more than 5% of the Company’s outstanding common stock:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Total Outstanding Common Stock
Alara Capital AVI II, LLC	999,700 (1)	16.35%
1045 First Avenue King of Prussia, PA 19406
Renaissance Technologies LLC	264,200	5.61%
800 Third Avenue New York, NY 10022

(1)
Represents shares of common stock issuable upon conversion of 9,997 shares of Preferred Stock. Darren C. Wallis, W. Joseph Thompson and Lutz P. Henckels, as the managing members of Alara Capital, share with each other and with Alara Capital, voting and dispositive power over all such shares.  Because the exercise of the Warrant is subject to the shareholder approval, the shares of common stock issuable upon exercise of the Warrant, up to 848,684 shares, are not considered “beneficially owned” by these persons and are not included in the shares reported as beneficially owned in this table. The information in this table is based on information provided by Alara Capital in its Schedule 13D filed with the U.S. Securities and Exchange Commission on November 14, 2011.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains a website that contains reports, proxies and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov. Our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website.  Shareholders may also read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC  20549.  Shareholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

This Proxy Statement is being sent to you by the Giga-tronics Incorporated Board of Directors.

/s/ Patrick J. Lawlor Patrick J. Lawlor Corporate Secretary

Giga-tronics Incorporated
4650 Norris Canyon Road
San Ramon, California 94583
(925) 328-4650

December 30, 2011

To our Shareholders,

Giga-tronics has embarked on an ambitious new program to become a leading supplier of high performance signal generation capability for a new market.  My team and I have conducted a comprehensive round of customer interviews which confirmed this market niche is underserved by the larger suppliers who have focused most of their efforts on the commercial wireless market.  The visits also verified our performance and capability targets are well aligned with the needs of this customer set.

Development of test equipment this complex requires capital, and as you already know, we have found an excellent partner in Alara Capital to help supplement the Company’s internal spending on this program.  The investment was structured as an issuance of new stock in the form of preferred shares along with a warrant for the purchase of additional shares of common stock, both at prearranged prices.  In accordance with the requirements of NASDAQ rules, we are now seeking your consent to issue additional shares of common stock to Alara Capital upon its exercise of the warrant.

I urge you to read the enclosed proxy statement carefully and to cast your vote in favor of this proposal as soon as possible.

The funds from the Alara investment and potential future exercise of the warrants will permit Giga-tronics to accelerate the introduction of these new products to the target market which will drive much needed growth in the Company’s revenue and profits, and ultimately will provide you, the shareholder, with the value and returns you expect.

Sincerely,

/s/ John R. Regazzi
John R. Regazzi

 TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

GIGA-TRONICS INCORPORATED
SPECIAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Garrett A. Garrettson and Patrick J. Lawlor, or either of them are hereby constituted and appointed the lawful attorneys and proxies of the undersigned, each with full power of substitution, to vote and act as proxy with respect to all shares of common stock of Giga-tronics Incorporated standing in the name of the undersigned on the books of Giga-tronics at the close of business on December 13, 2011 at the Special Meeting of Shareholders to be held at Giga-tronics' executive office at 4650 Norris Canyon Road, San Ramon, CA 94583 on February 7, 2012 at 9:30 a.m. (PT), or at any adjournment or postponement thereof.

THE POWERS HEREBY GRANTED MAY BE EXERCISED BY BOTH OF SAID ATTORNEYS OR PROXIES OR THEIR SUBSTITUTES PRESENT AND ACTING AT THE SPECIAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF OR, IF ONLY ONE BE PRESENT AND ACTING, THEN BY THAT ONE. THE UNDERSIGNED HEREBY REVOKES ANY AND ALL PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE AT SAID MEETING.

(Continued, and to be signed, on the other side.)

TO VOTE YOUR PROXY

Simply sign and date your proxy card and return it in the postage-paid envelope to:

Giga-tronics Inc., c/o Eagle Rock Proxy Advisors, LLC, 12 Commerce Dr, Cranford NJ  07016

TO VOTE, PLEASE DETACH PROXY CARD HERE

Please mark votes as in this sample ☒

	FOR	AGAINST	ABSTAIN
1. Approve the Exercise by the Holder of a Warrant to Purchase 848,684 Shares of Common Stock Issued by the Company to Alara Capital AVI II, LLC;	[ ]	[ ]	[ ]

2. Any other business as may properly come before the meeting.	[ ]	[ ]	[ ]

Dated: _______________________, 2012

Signature(s)

Signature(s)

Please sign exactly as the name appears printed hereon. When shares are held  by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by annual authorized officer. If a partnership, please sign in full partnership name by authorized person. Receipt of the Proxy statement for the meeting is hereby acknowledged.